Exhibit 21
Kona Grill, Inc.
List of Subsidiaries

Name of Company	State of Incorporation	State(s) of Qualification
Kona Restaurant Holdings, Inc. (1)	Delaware

Kona Macadamia, Inc. (2)	Delaware	Colorado
Connecticut
Florida
Indiana
Louisiana
Ohio
Michigan
Missouri
Nevada
New Jersey

Kona Sushi, Inc. (2)	Arizona	Illinois
Minnesota
Nebraska
Virginia

Kona Texas Restaurants, Inc. (2)	Texas

Kona Baltimore, Inc. (3)	Maryland

(1)	Wholly owned subsidiary of Kona Grill, Inc.

(2)	Wholly owned subsidiary of Kona Restaurant Holdings, Inc.

(3)	Wholly owned subsidiary of Kona Macadamia, Inc.